SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 6, 2005

VENDINGDATA CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6830 Spencer Street
Las Vegas, Nevada 89119
(Address of principal executive offices)

(702) 733-7195
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On October 6, 2005, VendingData Corporation (the "Company") entered into a credit agreement with Lampe Conway & Co., LLC, a New York limited liability company ("Lampe"), and Triage Capital Management L.P., a Delaware limited partnership, Triage Capital Management B, L.P., a Delaware limited partnership, and Triage Overseas Fund, Ltd. (collectively, “Triage”). Pursuant to the credit agreement, Lampe and Triage have agreed to loan the Company up to $5,000,000 over a 12 month period ending October 1, 2006, at which time all amounts advanced under the credit agreement will become due and payable (unless subject to mandatory prepayment as described below). The Company may request advances from Lampe and Triage from time to time in amounts not to exceed $500,000. Interest will accrue on the outstanding and principal balance of the advances at the rate of nine percent (9%) per annum, payable monthly in arrears. The Company may prepay the obligations and is required to apply against the outstanding principal and accrued interest any amounts received by the Company for the sale of its equity or debt securities or the sale of any of its assets.

As of the date of this report Lampe and Triage have advanced an aggregate of $1.0 million pursuant to the credit agreement. Additional advances are subject to certain conditions, including the Company’s receipt of certain consents of the holders, not affiliated with either Lampe or Triage, of a majority of the principal amount of the 10% senior secured convertible notes issued by the Company in February and March of 2005. Lampe and Triage collectively hold a majority of the principal amount of such 10% senior secured convertible notes.

Amounts advanced pursuant to the credit agreement are secured by a first priority security interest in certain assets of the Company, including accounts receivable, intellectual property and inventory.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the credit agreement described in Item 1.01 above, and in consideration for the loan commitments made thereunder, the Company issued warrants to purchase an aggregate of 3,000,000 shares of its common stock at an exercise price of $1.25 per share. The warrants are immediately exercisable and expire on October 1, 2011. The warrants were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 thereunder.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective October 10, 2005, the following people were appointed as officers of the Company: Mark Newburg, president and chief executive officer; Arnaldo Galassi, chief financial officer; and Peter Zee, vice president of engineering and manufacturing. In addition, General Paul Harvey and Mr. Vincent DiVito were elected to the Company’s board of directors.

Mr. Newburg is employed by the Company pursuant to an Employment Agreement which provides for an initial term of two years and a minimum base salary of $250,000 per year. The employment term will automatically renew for successive one year periods unless terminated. From March 2004 to November 2004, Mr. Newburg served as chief operating officer of Left Right Marketing Technologies, an internet retailing start-up in Las Vegas. From March 2003 to March 2004, Mr. Newburg was president and chief executive officer of C2Consulting Inc., a firm specializing in areas such as strategic planning, change management, organizational integration, international, and organizational alignment. From July 2001 to March 2003, Mr. Newburg served as president of Aristocrat Technologies Inc, an Australia based designer, builder and marketer of proprietary software and hardware to the gaming industries in 55 countries. Previously, Mr. Newburg had a 20 year career at NCR Corporation, a $5.9 billion provider of store automation, self-service, payment, and data-warehousing solution. In his last assignment for NCR, Mr. Newburg served as vice president, Asia Pacific sales, from June 1999 to June 2001. Prior to joining the Company, Mr. Newburg served as president of VirtGame Corp. from August 2004 to September 2005. Mr. Newburg is also a member of the Company’s board of directors.

Mr. Galassi is employed by the Company pursuant to an Employment Agreement which provides for an initial term of two years and a minimum base salary of $150,000 per year. Prior to joining the Company, Mr. Galassi served as chief financial officer for VirtGame Corp. from November 2004 to October 7, 2005. From March 2004 to November 2004, Mr. Galassi served as chief financial officer to Left Right Marketing Technologies, an internet retailing start-up in Las Vegas. Prior to that, Mr. Galassi was a finance consultant with C2Consulting from November 2003 to March 2004, and was director of corporate finance for NCR Corporation from July 2002 to December 2003 after spending the previous five years as treasury director, Asia Pacific for NCR. Mr. Galassi replaces Mr. Doug Caszatt as the Company’s principal financial and accounting officer. Mr. Caszatt had served as the acting chief financial officer and the principal financial and accounting officer up to the appointment of Mr. Galassi as chief financial officer.

Mr. Zee served as chief executive officer of Tech Elite Group from 2004 to October 2005. Prior to Tech Elite Group, Mr. Zee had been employed by NCR Corporation for 34 years.

Since April 2000, General Harvey has been president and owner of PDH Associates, Inc., a consulting company focusing on the resort, hotel and casino industry. Since 2002 he has also been president of Karhouse, Inc., an automobile storage company. He is currently on the board of directors of both the National Center for Responsible Gaming and Riviera Holdings Corporation. General Harvey will serve as chairman of the board’s compliance committee and as a member of the audit committee.

Mr. DiVito has served as vice president, chief financial officer and treasurer of Lonza, Inc., a life sciences chemical company headquartered in Fairlawn, New Jersey, since September 2000. Mr. DiVito is also a member of the board of directors of Riviera Holdings Corporation. Mr. Divito will serve as chairman of our audit committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENDINGDATA CORPORATION

Date: October 12, 2005	By:	/s/ Mark R. Newburg

Mark R. Newburg, President and Chief Executive Officer